Exhibit 99.1

Recent Developments—Preliminary Fourth Quarter Net Sales

Post Holdings, Inc.'s Active Nutrition business's ("we" or "our") preliminary estimate of net sales for our fiscal quarter and fiscal year ended September 30, 2019 is between $211.0 million and $217.0 million and between $850.9 million and $856.9 million, respectively. Net sales trends for the quarter ended September 30, 2019 are expected to be impacted by the following:

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The fourth quarter of fiscal 2019 was negatively impacted by approximately $15 million of net sales associated with the request for early delivery of product made by a large customer to support promotional activity in the third quarter of fiscal 2019, as compared to comparable delivery in the fourth quarter of fiscal 2018.

•	Net sales of nutrition bars in North America are estimated to be lower primarily driven by distribution losses and strategic sales reductions of low performing products within our portfolio.

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The reclassification of certain payments to customers from selling expenses to net sales in the three months ended September 30, 2019, in connection with the adoption of Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).”

Based on Nielsen Total US xAOC including Convenience data for the 13 week period ended August 24, 2019, dollar consumption of our Premier Protein RTD shakes increased 13% compared to the same period a year ago.
We have provided a range for our current preliminary unaudited estimates of net sales because they are subject to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our fiscal quarter and fiscal year ended September 30, 2019 are finalized. Actual net sales may differ materially from these estimates, and the preliminary estimates are subject to change. While we are currently unaware of any items that would require us to make adjustments to the ranges of net sales set forth above, it is possible that we or our independent registered public accounting firm may identify such items as we complete our financial statements for our fiscal quarter and fiscal year ended September 30, 2019. In addition, the presentation of our preliminary unaudited estimates set forth above is not intended to imply that actual results could not fall outside of the estimated ranges, and our preliminary unaudited estimates of net sales are not necessarily indicative of similar operating results for any future periods. Further, our preliminary unaudited estimates of net sales for our fiscal quarter and fiscal year ended September 30, 2019 have been prepared by our management based only upon information available to them as of the date hereof.
The preliminary financial data included in this registration statement has been prepared by, and is the responsibility of, BellRing Brands, Inc.’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
Accordingly, undue reliance should not be placed on the preliminary estimates set forth above. The preliminary estimates set forth above should be read together with “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.